Ernest M Stern
202.778.6461
estern@schiffhardin.com

November 30, 2005

Mobilepro Corp.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817

Re:	Mobilepro Corp. Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Mobilepro Corp., a Delaware corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on November 30, 2005 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed public offering of up to 123,732,939 shares of the Corporation's common stock (the "Common Stock").

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

Based upon the foregoing, we are of the opinion that the shares of Common Stock when issued and sold by the Selling Stockholders (as defined in the Registration Statement) to the public will be validly issued, fully paid and non-assessable.

Mobilepro Corp.

November 30, 2005

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours, SCHIFF HARDIN LLP By: /s/ Ernest M. Stern Ernest M. Stern